Exhibit 99.1

STONE ENERGY CORPORATION
Announces Production Impact from Hurricane Ivan

NYSE — SGY
LAFAYETTE, LA. October 8, 2004

        Stone Energy today announced that net daily production of approximately 62 million cubic feet of natural gas equivalent remains shut-in or curtailed as a result of Hurricane Ivan. All production volumes from the Gulf Coast Basin, with the exception of the Weeks Island field, were shut-in for approximately four days during the month of September as a result of the hurricane. While there was no significant damage at any of the Stone-operated platforms, there was damage to non-operated wells and platforms where Stone has working interests, as well as downstream production facilities and pipelines owned and operated by third parties, which has impacted the ability to restore production at certain fields. A majority of this damage is concentrated in the Main Pass and Mississippi Canyon areas of the Gulf of Mexico. Repairs to our non-operated wells and platforms, as well as downstream facilities will be ongoing during the fourth quarter of 2004 and possibly 2005. As a result, Stone estimates that approximately 1.7 Bcfe of expected September 2004 production has been deferred.

        Stone Energy is an independent oil and gas company headquartered in Lafayette, Louisiana, and is engaged in the acquisition and subsequent exploitation, development and operation of oil and gas properties located in the Gulf Coast Basin and Rocky Mountains. For additional information, contact James H. Prince, Chief Financial Officer, at 337-237-0410-phone, 337-237-0426-fax or via e-mail at princejh@StoneEnergy.com.

        Certain statements in this press release are forward-looking and are based upon Stone Energy’s current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that Stone Energy plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including future production of oil and gas, future capital expenditures and drilling of wells and future financial or operating results, are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for oil and gas, operating risks and other risk factors as described in Stone Energy’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Stone Energy’s actual results and plans could differ materially from those expressed in the forward-looking statements.